Exhibit 99.1

FOR RELEASE ON October 18, 2006

Media Contact:

Marlena Reed

Communications 21

404.814.1330

mreed@c21pr.com

IR Contact:

Investor Relations

800.813.9046

investor@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. ACQUIRED BY MEGGITT

ATLANTA, GA–October 18, 2006–Meggitt-USA, Inc., an indirect U.S. subsidiary of Meggitt PLC, has acquired all of the outstanding shares of Firearms Training Systems, Inc. (previously OTC: FATS).

Holders of FATS’ Class A Common Stock received cash in the amount of $1.08 per share owned immediately before the effective time of the merger and holders of FATS’ Series C Preferred Stock received cash in the amount equal to the sum of the liquidation preferences of such preferred stock plus accrued and any unpaid dividends on such shares to the extent not previously added to the liquidation preference, for each outstanding share owned immediately before the effective time of the merger. All holders of stock options outstanding at the closing received cash payments equal to the sum of the difference between the per-share option exercise prices of their respective options and $1.08 for each share subject to an option.

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About Meggitt:

The Meggitt group designs and makes high performance components and systems for aerospace and defence with capabilities in sensors, engine condition monitoring, avionics, air data systems, fire-proof cabling, ignition, environmental and fluid control, brakes and wheels and anti-skid systems, aerial and ground targetry, countermeasures and ammunition-handling. The group’s specialist capability is also deployed in the medical, mainstream industrial, test-engineering and transportation markets. At the end of its 2005 fiscal year, Meggitt PLC reported revenues of approximately $1.16 billion. North America accounts for just over half of Meggitt PLC’s sales. Meggitt-USA is an indirect US subsidiary of Meggitt PLC.

About FATS:

FATS is a leading technology company providing fully-integrated, simulated training to professional military and law enforcement personnel. Utilizing quality engineered weapon simulators, FATS’ state-of-the-art virtual training solutions offer judgmental, tactical and combined arms experiences. The Company serves domestic and international customers from its headquarters in Suwanee, Ga. and has branch offices in Australia, Canada, the Netherlands and the United Kingdom. The ISO-certified company was founded in 1984. At the end of its 2006 fiscal year, FATS reported revenues of $78.5 million.